UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

AmREIT MONTHLY INCOME & GROWTH FUND III, LTD.
(Name of Registrant as Specified in its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
(set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
(4)	Date Filed:

AmREIT MONTHLY INCOME & GROWTH FUND III, LTD.
8 Greenway Plaza, Suite 1000
Houston, Texas 77046
(713) 850-1400

To our Unitholders:

          The enclosed Consent Solicitation Statement is being furnished to the holders of units of limited partner interest (“Units”) of AmREIT Monthly Income & Growth Fund III, Ltd., a Texas limited partnership (hereinafter referred to as the “Partnership,” “MIG III,” “we,” “us” or “our”) as of the close of business on _____, 2014 (the “Record Date”) in connection with the solicitation (the “Solicitation”) of the consent of the holders of Units (“Unitholders”) to the Partnership’s sale of a shopping center property known as Lantern Lane to our affiliate AmREIT, Inc. (the “Proposed Transaction”). The enclosed Consent Solicitation Statement and the enclosed Consent Form are being mailed to Unitholders on or about _____, 2014.

          Our general partner is AmREIT Monthly Income & Growth III Corporation, or the General Partner, a Texas corporation and wholly owned subsidiary of AmREIT, Inc., a Maryland corporation. The consent is being solicited on behalf of the General Partner.

          The Proposed Transaction has been approved by the General Partner as being in the best interests of the Partnership and the Unitholders. Consent of the Unitholders for the Proposed Transaction is not required by our Agreement of Limited Partnership or by Texas state law. Nevertheless, the General Partner believes it to be in our best interest and the interest of our Unitholders prior to consummating the Proposed Transaction to voluntarily seek and procure the affirmative consent of Unitholders (other than the General Partner and its affiliates) holding a majority of the Units outstanding (other than those held by the General Partner and its affiliates). We refer to such affirmative consent as the “Disinterested Majority Consent” in this document. Only Unitholders of record at the close of business on the Record Date are entitled to submit or withhold their consent with respect to the Proposed Transaction.

          The sales price for the property has been determined as $22.7 million, based on two independent appraisals, as more fully described in “Proposed Transaction – The Sale Transaction.” Unitholders are being asked to consent to the Proposed Transaction based on this sales price and the appraisal process.

          The General Partner recommends that you affirmatively consent in writing to the Proposed Transaction by marking the CONSENT box on the enclosed Consent Form. Failure to deliver your Consent Form will have the same effect as withholding your consent to the Proposed Transaction. We encourage you, therefore, to review the enclosed Consent Solicitation Statement and to complete, sign, date and return the enclosed Consent Form as soon as possible.

          This Solicitation will expire on, and your Consent Form must be received by, the earlier of the date on which we receive the consents to the Proposed Transaction representing the Disinterested Majority Consent (but in no event earlier than _____, 2014), or 11:59 p.m., central standard time, on _____, 2014 (the “Expiration Date”). The General Partner may extend this Solicitation for a specified period of time or on a daily basis until the consents constituting the Disinterested Majority Consent have been received. You may revoke your consent at any time before the earlier of the date we receive the consents constituting Disinterest Majority Consent (which time we will announce once obtained) or 11:59 p.m., central standard time, on the Expiration Date. To revoke your consent, you must date, sign and deliver to the Partnership a written notice that clearly expresses the revocation of your consent or, in the alternative, you may deliver a properly executed, subsequently dated Consent Form changing your vote from “CONSENT” to “WITHHOLD.”

          If you have any questions about the Solicitation, please call our Investor Services Group, at 713-860-4935 or 713-860-4951.

YOUR CONSENT IS IMPORTANT

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF SOLICITATION MATERIALS FOR THE SOLICITATION ENDING ON _______, 2014:
The Notice of Consent Solicitation, Consent Solicitation Statement and Consent Form are available at http://www.amreit.com/page/3/Advised‐Funds#section13

By Order of the Board of Directors of the General Partner,
AmREIT Monthly Income & Growth Fund III, Ltd.

AmREIT MONTHLY INCOME & GROWTH FUND III, LTD.
8 Greenway Plaza, Suite 1000
Houston, Texas 77046
(713) 850-1400

CONSENT SOLICITATION STATEMENT

          This Consent Solicitation Statement is being furnished to the holders of units of limited partner interest (“Units”) of AmREIT Monthly Income & Growth Fund III, Ltd., a Texas limited partnership (hereinafter referred to as the “Partnership,” “MIG III,” “we,” “us” or “our”) as of the close of business on _____, 2014 (the “Record Date”) in connection with the solicitation (the “Solicitation”) of the consent of the holders of Units (“Unitholders”) to the Partnership’s sale of a shopping center property known as Lantern Lane to our affiliate AmREIT, Inc. (the “Proposed Transaction”). This Consent Solicitation Statement and the enclosed Consent Form are being mailed to Unitholders on or about _______, 2014.

          Our general partner is AmREIT Monthly Income & Growth III Corporation, or the General Partner, a Texas corporation and wholly owned subsidiary of AmREIT, Inc., a Maryland corporation (“AmREIT”). The consent is being solicited on behalf of the General Partner.

          This Solicitation will expire on, and your Consent Form must be received by, the earlier of the date on which we receive the affirmative consent of the holders of a majority of the Units held by persons other than the General Partner and its affiliates, which we refer to in this document as the “Disinterested Majority Consent” (but in no event earlier than _____, 2014), or 11:59 p.m., central standard time, on _____, 2014 (the “Expiration Date”). The General Partner may extend this Solicitation for a specified period of time or on a daily basis until the consents constituting the Disinterested Majority Consent have been received.

          The mailing address and telephone number of the Partnership and the General Partner are: 8 Greenway Plaza, Suite 1000, Houston, Texas 77046, (713) 850-1400.

Who Can Consent

          Only Unitholders of record as of the close of business on the Record Date who are not the General Partner or an affiliate thereof are entitled to receive notice of and consent to the Proposed Transaction. As of such date, we had ____ Units outstanding held by ____ Unitholders, excluding Units held by the General Partner and its affiliates. You have one vote for each Unit that you owned as of the close of business on the Record Date.

Requirement of Disinterested Majority Consent; How You Consent or Withhold

          Consent of the Unitholders for the Proposed Transaction is not required by our Agreement of Limited Partnership (the “Partnership Agreement”) or by the Texas Revised Limited Partnership Act (the “TRULPA”). Nevertheless, the General Partner believes it to be in our best interest and the interest of our Unitholders to voluntarily seek, prior to consummating the Proposed Transaction, the affirmative consent of Unitholders holding a majority of the outstanding Units other than Units held by the General Partner or its affiliates, which we refer to this as the “Disinterested Majority Consent” throughout this document. If the Disinterested Majority Consent to the Proposed Transaction is not obtained by the time the Solicitation expires, we will not consummate the Proposed Transaction.

          You may signify your consent to the Proposed Transaction, or withhold your consent, by completing, signing and returning the enclosed Consent Form using the enclosed postage-paid reply envelope no later than the Expiration Date of the Solicitation period. We encourage you, therefore, to review the enclosed Consent Solicitation Statement and to complete, sign, date and return the enclosed Consent Form as soon as possible. Failure to sign and return a Consent Form, or returning a Consent Form marked “WITHHOLD” will equate to a vote against the Proposed Transaction.

          Consent forms that are signed but not marked “CONSENT” or “WITHHOLD” will be treated as consents in favor of the Proposed Transaction. Unitholders may revoke their consents at any time before the earlier of the date we receive the consents necessary to approve the Proposed Transaction (which time we will announce once obtained) or 11:59 p.m., central standard time, on the Expiration Date. Unitholders may revoke their consents by dating, signing and delivering a written notice that clearly expresses the revocation of consent to the Partnership, or by delivering a properly executed, subsequently dated Consent Form changing the vote from “CONSENT” to “WITHHOLD.”

No Appraisal Rights

          Under the Partnership Agreement and the TRULPA, Unitholders have no right to consent to, vote for or otherwise approve the Proposed Transaction. The General Partner is voluntarily seeking the Disinterested Majority Consent because the Proposed Transaction involves the sale of a shopping center property by the Partnership to AmREIT, which is the parent of our General Partner and an affiliate of the Partnership. Accordingly, Unitholders who object to the Proposed Transaction will have no appraisal, dissenters’ or similar rights (i.e., the right to seek a judicial determination of the “fair value” of their Units and to compel the purchase of their Units for cash in that amount) under the TRULPA or our Partnership Agreement, nor will such rights be voluntarily accorded to holders of Units by the Partnership. Thus, if the Disinterested Majority Consent to the Proposed Transaction is received, the Proposed Transaction will be binding on all holders of Units.

Cost of Consent Solicitation

          The cost of soliciting consents from the Unitholders will be borne by the Partnership. The Partnership has made no arrangements and has no understanding with any person regarding the solicitation of consents, and no person has been authorized by the Partnership to give any information or to make any representation in connection with the solicitation of consents. Consents may be solicited on behalf of our General Partner by its directors, executive officers or other employees or by employees of our affiliates in person or by telephone, facsimile or other electronic means. Directors, executive officers and other employees of our General Partner or our affiliates will not be paid any additional compensation for soliciting consents. Please be advised that AmREIT is the parent of the General Partner and is also the proposed purchaser of the shopping center property that is the subject of the Proposed Transaction. Employees of AmREIT will be soliciting consents on behalf of our General Partner.

PROPOSED TRANSACTION

Background

          MIG III raised approximately $70 million in equity capital through the sale of Units beginning in April 2005, which after associated issuance and selling costs resulted in approximately $62 million in net proceeds for investment. MIG III has purchased or invested in eleven different commercial real estate properties including Lantern Lane.

          The Partnership’s operating period ended on October 31, 2012, and the Partnership has entered into its liquidation period. Over the past several years in our communications to Unitholders, we have identified and explained the challenges that the recent, severe recession has had on investment real estate. These economic times have placed stress on MIG III and its assets due to the scarcity of available debt and equity capital, the bankruptcies, insolvencies or failed operations of certain retail tenants, and a much slower lease-up pace at our properties than was expected, which resulted in the termination of distributions in July 2009. We believe that the retail real estate market has experienced improvement. However, it is difficult to determine if the improvements experienced in 2013 will continue through 2014. To navigate these challenging market conditions, we and the General Partner have created a strategic plan to maximize the potential value of our real estate portfolio and then execute an orderly, but opportunistic liquidation. Part of this strategic plan includes selling our properties on an opportunistic basis when market opportunities arise.

          The General Partner believes that it is an appropriate time to sell Lantern Lane given the 100% occupancy at the property, which has resulted in a growth in net operating income over the past three years; the recent extension of the lease of the anchor tenant; the near-term maturity of the mortgage debt secured by the property; and the ability to use net proceeds from the sale to stabilize other properties in the Partnership’s portfolio and facilitate a capital distribution to Unitholders. See “—The Sale Transaction” below.

The Property

          Lantern Lane is an 81,567 square foot grocery and drug store anchored shopping center situated on 6.75 acres in Houston Texas. The property is owned 100% by MIG III. The property was built in 1962 and renovated in 1990 and again in 2013. The property is 97% leased and occupied. The anchor tenant is The Fresh Market and other major tenants include CVS/Pharmacy, Fidelity Investments, Martha Turner Properties, The Union Kitchen and Starbucks.

          The following table sets forth the lease expirations of Lantern Lane for the next ten years, including the number of tenants whose leases will expire in the applicable year, the total area in square feet covered by such leases and the percentage of base rent represented by such leases:

Year	No. of Leases Expiring	Total Square Feet of Expiring Leases	Annual Base Rent of Expiring Leases	% of Annual Base Rent Represented by Expiring Leases
2014	1	3,939	$ 82,719	4.9%
2015	1	3,000	$ 78,750	4.7%
2016	3	4,233	$162,158	9.7%
2017	3	5,653	$124,883	7.5%
2018	3	17,883	$424,254	25.3%
2019	-	-	-	-
2020	-	-	-	-
2021	-	-	-	-
2022	3	12,375	$253,315	15.1%
2023	1	1,150	$ 31,050	1.9%

          The weighted average lease term remaining is approximately 9.82 years and the weighted average annual base rent is approximately $20.52 per square foot.

          The property is encumbered with a non-recourse mortgage loan with an outstanding principal balance of approximately $15,000,000 as of December 31, 2013, an interest rate of LIBOR plus 2.75% (currently 2.90%) and a November 2015 maturity date.

          The following table sets forth the historical and projected effective gross revenue, total operating expenses and net operating income for the property from 2011 through a projected 2014:

	2011	2012	2013	Projected 2014
Effective Gross Revenue	$1,622,337	$1,824,494	$2,256,876	$2,205,239
Total Operating Expenses	543,800	697,711	745,055	680,670

Net Operating Income	$1,078,538	$1,126,783	$1,520,821	$1,524,569

The Sale Transaction

The General Partner believes that it is an appropriate time to sell Lantern Lane given that:

•	The 100% occupancy at the property has resulted in a growth in net operating income over the past three years;

•	The lease for the anchor tenant, The Fresh Market, has recently been extended, and the tenant has invested over $5 million into its build out;

•	The mortgage debt on the property matures in November 2015, which is approximately 18 months away, creating uncertainty for refinancing the property; and

•

The Partnership is currently in liquidation and a sale would result in a source of liquidity in order to stabilize other properties within the Partnership’s portfolio and to facilitate a capital distribution to Unitholders.

          The General Partner believes that the most logical and efficient buyer for the property is AmREIT, which is the parent of our General Partner, and has an address of 8 Greenway Plaza, Suite 1000, Houston, Texas 77046. AmREIT is one of the leading owners and operators of premium, high quality retail shopping centers in Texas and has managed the property for us since we invested in Lantern Lane in 2006. Our offering documents require that upon our determination to sell the property that we provide AmREIT the opportunity to purchase the property.

          In order to determine the market value for Lantern Lane to be paid in the Proposed Transaction, each party, at its sole cost and by giving notice to the other party, shall appoint a real estate appraiser with at least five years of full-time commercial appraisal experience and who is a member of the Appraisal Institute (MAI designation). Each appraiser shall conduct an independent appraisal of the property to be completed no later than 30 days after the two appraisers are appointed. If the two appraised values are within 5% of each other, the market value of the property shall be the median of the two appraisals. If the two appraisals are more than 5% apart, a third appraiser meeting the qualifications stated above shall be appointed by the two existing appraisers as quickly as possible, but in no event more than five days after the deadline for completing the first two appraisals. Each of the parties shall bear one-half of the cost of appointing the third appraiser and of paying the third appraiser’s fee. The third appraiser shall be a person who has not previously acted in any capacity for either party within the previous twelve months. Within 30 days after its selection, the third appraiser shall complete its appraisal of the property. Upon completion of the third appraisal, if the low appraisal and/or the high appraisal are/is more than 5% lower and/or higher than the middle appraisal, the low appraisal and/or the high appraisal shall be disregarded. If only one appraisal is disregarded, the remaining two appraisals shall be added together and their total divided by two, with the resulting quotient being the market value. If both the low appraisal and the high appraisal are disregarded as stated above, the middle appraisal shall be the market value.

          In order to establish best of class governance over this Proposed Transaction, the independent members of the board of directors of AmREIT working with the General Partner have established two separate committees of AmREIT’s board: the AmREIT Committee and the MIG III Committee. Each committee contains three independent directors from the AmREIT board and is led by an independent director who has substantial expertise in valuing commercial real estate. Each committee has engaged its own appraiser per the process described above. The AmREIT Committee engaged CBRE and the MIG III Committee engaged Cushman Wakefield.

          CBRE, on behalf of the AmREIT Committee, issued its appraisal report on March 31, 2014 and concluded that the as-is leased fee value of Lantern Lane was $23,100,000. Cushman Wakefield, on behalf of the MIG III Committee, issued its appraisal report on March 22, 2014 and concluded that the as-is leased fee value of Lantern Lane was $22,300,000. The difference between the two appraisals is 3.59%, which is within the 5% maximum difference described above. As such, the market value of the Proposed Transaction per the process described above is $22,700,000, which represents the mid-point of the two appraisals. There are no brokerage commissions that will be paid to related parties or third parties, which results in a benefit to MIG III of approximately $681,000 based on a traditional 3% real estate brokerage commission. MIG III purchased Lantern Lane in May 2006 for approximately $20.2 million. Approximately 50% of the net sales proceeds will be retained by MIG III in order to fund the anticipated capital activities related to Casa Linda Shopping Center, 5433 Westheimer and Westside Plaza, and approximately 50% of the net sales proceeds will be distributed to the Unitholders within 30 days of completing the Proposed Transaction.

          The table below represents the estimated net sales proceeds after the repayment of the mortgage loan secured by the property:

Sales Price	Total Net Sales Proceeds	Approximate Net Sales Proceeds to be Retained by MIG III	Approximate Net Proceeds to be Distributed to Unitholders
$22.7 million	$7.5 million	$3.75 million	$3.75 million

This equates to total net sales proceeds per unit of approximately $2,637 per unit. The net proceeds to be distributed to unitholders are approximately $1,318 per unit.

Security Ownership of Certain Beneficial Owners and Management; Interests of Certain
Persons in the Proposed Transaction

          We know of no person (including a “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) who is the beneficial owner of more than five percent of our Units.

          We have no officers or directors. Our General Partner owns our sole general partner interest and also owns 32 of our Units, but the General Partner is not entitled to vote any of these outstanding Units on the Proposed Transaction. None of the officers of our General Partner own any of our Units or any other direct interest in the Partnership. The address of the officers of our General Partner is 8 Greenway Plaza, Suite 1000, Houston, Texas 77046.

          Our General Partner is wholly owned by AmREIT, which is the proposed purchaser of the Lantern Lane property in the Proposed Transaction. The board of directors of our General Partner is comprised of a single director, who is also AmREIT’s chief executive officer and president. The two committees of independent directors appointed to oversee the Proposed Transaction on behalf of the Partnership and AmREIT are related to each other, and Unitholders should understand that due to these relationships, neither committee is truly independent of the other. AmREIT and the Partnership have employed the appraisal process described above under “Proposed Transaction—The Sale Transaction” and appointed the committees, which are independent of the management team of AmREIT, in order to establish a fair process for the sale of the subject property. Moreover, the General Partner has elected to voluntarily seek your consent to the Proposed Transaction to further ensure substantive and procedural fairness in the sale process.

By Order of the Board of Directors of the General Partner,

AmREIT Monthly Income & Growth Fund III, Ltd.

CONSENT FORM

          The undersigned, with respect to each unit of limited partnership interest in AmREIT Monthly Income & Growth Fund III, Ltd., a Texas limited partnership (the “Partnership”), held of record by the undersigned on _____, 2014, hereby sets forth his, her or its vote in connection with the written consent solicited by the general partner of the Partnership as described in the Consent Solicitation Statement accompanying this Consent Form.

          The undersigned hereby acknowledges receipt of the Consent Solicitation Statement. You may consent to or withhold your consent to the Proposed Transaction by marking the appropriate box set forth in the item below. The consent, when properly executed, will be acted upon in the manner directed by the Limited Partner. A signed but unmarked Consent Form will be deemed to be a “CONSENT” to the Proposed Transaction.

          Consent is being solicited on behalf of the General Partner of the Partnership. The General Partner recommends that you “CONSENT” to the Proposed Transaction.

          PROPOSED TRANSACTION: The proposed sale of the property known as Lantern Lane to our affiliate AmREIT, Inc.

Solicitation Statement dated ______, 2014:

[ ] CONSENT	[ ] WITHHOLD

          Date: _________________

          Name of Owner(s): _______________________________________________________

          Signature of Owner: ______________________________________________________

          Signature of Joint Owner: __________________________________________________

          PLEASE SIGN EXACTLY AS YOU HOLD YOUR UNITS. WHEN SUCH INTEREST(S) ARE HELD BY JOINT OWNERS, BOTH SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE HAVE SIGNED IN FULL CORPORATE NAME BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP OR LIMITED LIABILITY COMPANY, PLEASE HAVE SIGNED IN THE ENTITY’S NAME BY AN AUTHORIZED PERSON.

Please return your completed Consent Form to the Partnership using the enclosed postage-paid reply envelope as soon as possible, but no later than ______, 2014.